Exhibit 4.4

December 29, 2006

Millar Western Forest Products Ltd.

16640 - 111th Avenue

Edmonton, Alberta

Canada

Attention:	Mr. Mac Millar, President & CEO
Mr. Kevin Edgson, Chief Financial Officer

Dear Sirs:

On the basis of the financial statements and other information provided by you in connection with your request for continued and increased financing, we are pleased to advise that HSBC Bank Canada (the “Bank”) has authorized and hereby offers to make available to you the following credit facilities on the terms and conditions set out below:

1.	Borrower:

Millar Western Forest Products Ltd. (the “Borrower”).

2.	Credit Facilities:

2.1.	Operating facility in the principal amount of Cdn.$30,000,000 (the “Operating Loan”), which shall be available in Canadian Dollars, or U.S. Dollars to a maximum of the lesser of US$25,000,000 or the U.S. Dollar Equivalent of Cdn.$30,000,000, or any combination thereof, and shall also include a bank guarantee facility in the principal amount of Cdn.$30,000,000 or the U.S. Dollar Equivalent thereof (the “B/G Sub-Facility”), provided that the aggregate of all Canadian Dollar advances and the Canadian Dollar Equivalent of all U.S. Dollar advances outstanding under the Operating Loan together with the face amount of all Canadian Dollar bank guarantees or letters of credit and the Canadian Dollar Equivalent of all U.S. Dollar bank guarantees or letters of credit issued and outstanding under the B/G Sub-Facility shall at no time exceed Cdn.$30,000,000;

2.2.	MasterCard facility in the principal amount of Cdn.$400,000 (the “MasterCard Facility”); and

2.3.	demand foreign exchange contract line of US$120,000,000 in respect of which the exchange risk limit is the equivalent of Cdn.$18,144,000 (the “F/X Facility”),

(collectively, the “Loans”).

HSBC Bank Canada

Vancouver Main Branch, Suite 200 - 885 West Georgia Street, Vancouver, B.C. V6C 3G1

Tel: (604) 685-1000     Fax: (604) 641-1808

3.	Definitions and Interpretation:

The capitalized terms used in this Facility Letter shall have the meanings given to such terms either in the body of this Facility Letter or at the end of the schedule attached hereto (the “Schedule”), whichever is applicable, and the Schedule and all of the provisions thereof are hereby incorporated into and shall form an integral part of this Facility Letter.

4.	Purpose:

4.1.	The Operating Loan shall continue to be used generally to assist in financing the day to day operating requirements of the Borrower;

4.2.	The MasterCard Facility shall continue to be used to issue HSBC MasterCards to the Borrower;

4.3.	The F/X Facility shall be used to enable the Borrower to enter into forward exchange contracts with the Bank having terms to maturity of up to 12 months for the purchase or sale of U.S. Dollars up to but not exceeding US$120,000,000 (“Forward Exchange Contracts”), with “Notional Risk” thereunder not to exceed Cdn.$ 18,144,000, to assist the Borrower in hedging against currency fluctuations with respect to the purchase by the Borrower of materials provided by suppliers or the sale by the Borrower of inventory to purchasers based in the United States. In this Facility Letter “Notional Risk” means an amount equal to the applicable percentage of the Canadian Dollar Equivalent of the aggregate value of all such Forward Exchange Contracts outstanding at any given time, determined by the Bank on the basis of the duration of the Forward Exchange Contract and the rates of conversion applicable under the applicable Forward Exchange Contracts from time to time. The Bank shall have the option from time to time in its discretion based upon its assessment of the foreign exchange market to amend the percentage utilized by the Bank in calculating Notional Risk and corresponding maximum amount of Forward Exchange Contracts. For indication purposes, as at December 27, 2006 the percentage utilized by the Bank in determining Notional Risk for 12 month Forward Exchange Contracts is 21%.

5.	Availability:

For so long as there exists no Event of Default:

5.1.	Subject to the Margin Requirements and upon satisfaction of the Conditions Precedent specified below, the Operating Loan may, at the Borrower’s option, be made available by direct advances in Canadian or U.S. Dollars or, if the Borrower so elects by LIBOR Advances pursuant to section 8.2 below or Bankers’ Acceptances subject to the provisions of Section 6 of the Schedule;

5.2.	The MasterCard Facility shall continue to be made available to the Borrower upon the Borrower entering into MasterCard Agreements with the Bank and the Borrower providing the Bank with such other information and material as is required by the Bank; and

5.3.	The F/X Facility shall be made available to the Borrower upon satisfaction of the Conditions Precedent set forth below, provided that during the existence of the F/X Facility:

5.3.1.	no more than US$60,000,000 of Forward Exchange Contracts with terms greater than 3 months; and

5.3.2.	no more than US$25,000,000 of Forward Exchange Contracts with terms greater than 6 months,

shall be permitted.

6.	Margin Requirements:

In addition to the loan limits specified under the heading Credit Facilities above, the amounts available to the Borrower under the Operating Loan shall be limited by the following margin requirements (the “Margin Requirements”):

6.1.	The aggregate of:

6.1.1.	100% of the Canadian Dollar advances outstanding under the Operating Loan;

6.1.2.	the Canadian Dollar Equivalent of 100% of the U.S. Dollar advances outstanding under the Operating Loan;

6.1.3.	100% of the face amounts of the Bankers’ Acceptances made available and outstanding under the Operating Loan;

6.1.4.	100% of the face amounts of the Canadian Dollar bank guarantees or letters of credits issued and outstanding under the B/G Sub-Facility;

6.1.5.	the Canadian Dollar Equivalent of 100% of the U.S. Dollar bank guarantees or letters of credit issued and outstanding under the B/G Sub-Facility;

shall at no time exceed a value which is equal to the aggregate of:

6.1.6.	95% of Government of Canada Receivables;

6.1.7.	95% of Insured Receivables;

6.1.8.	95% of L/C Supported Receivables;

6.1.9.	90% of Kimberley Clark Receivables;

6.1.10.	75% of Other Acceptable Receivables;

6.1.11.	50% of Acceptable Unfinished Products Inventory;

6.1.12.	60% of Acceptable Finished Products Inventory,

provided that the maximum contribution which may be made to any margin calculation pursuant hereto on account of Acceptable Inventory shall not exceed:

(a)	50% of the Borrowing Base, for the period between June 1 and November 30 in each year; and

(b)	60% of the Borrowing Base, for the period between December 1 and May 31 in each year;

less:

6.1.13.	100% of the face amount of Priority Payables.

7.	Repayment:

7.1.	All amounts outstanding under the Operating Loan and the F/X Facility shall be repaid upon the occurrence of an Event of Default, provided that unless and until the occurrence of an Event of Default:

7.1.1.	the Borrower shall pay interest, as provided under the heading “Interest and Fees” below, in respect of all amounts outstanding under the Operating Loan, including, without limitation, all direct advances and any amounts advanced by the Bank from time to time as a result of call for payment made under any bank guarantee or letter of credit issued pursuant to the B/G Sub-Facility and any amounts advanced by the Bank from time to time upon the maturity of any Bankers’ Acceptances, such payments to be made:

(a)	in the case of any advances (collectively, “LIBOR Advances” and any one a “LIBOR Advance”) made under the Operating Loan in respect of which the Borrower has, in accordance with the terms of this Facility Letter, selected an interest rate based upon LIBOR, on the last day of the applicable LIBOR Period or every 3 months, whichever is earlier; and

(b)	in the case of all other amounts advanced and remaining outstanding under the Operating Loan, on the last day of each and every month for so long as the Operating Loan remains available and has not been cancelled;

7.1.2.	the Operating Loan shall in any event be repayable in full on May 31, 2009 (the “Maturity Date”);

7.2.	the Borrower shall repay the MasterCard Facility in accordance with the terms and conditions of the MasterCard Agreement;

7.3.	any and all liabilities of or losses suffered by the Bank in connection with any Forward Exchange Contract entered by the Bank with the Borrower under the F/X Facility shall be paid to the Bank by the Borrower on demand, provided that unless and until otherwise demanded, the Borrower shall fulfil all of its obligations under all such Forward Exchange Contracts as they become due.

8.	Interest and Fees:

8.1.	Interest on the daily balance of the principal advanced under the Operating Loan, including, without limitation, all direct advances and any amounts advanced by the Bank from time to time as a result of call for payment made under any bank guarantee or letter of credit issued pursuant to the B/G Sub-Facility and any amounts advanced by the Bank from time to time upon the maturity of any Bankers’ Acceptances, shall be payable at a rate equal to the Bank’s Prime Rate plus one half of one percent (0.50%) per annum in the case of monies advanced in Canadian Dollars and at a rate equal to the Bank’s U.S. Base Rate plus one half of one percent (0.50%) in the case of monies advanced in U.S. Dollars, in each case calculated monthly, from the date of advance, both before and after demand, default and judgment, until actual payment is made, with overdue interest to become principal and bear interest at the same rate; by accepting this letter, the Borrower acknowledges that, as of December 27, 2006, the Bank’s Prime Rate was six percent (6.0%) per annum and the Bank’s U.S. Base Rate was eight and three-quarters of one percent (8.75%) per annum; a certificate of a Vice President or Assistant Vice-President of the Bank shall be conclusive evidence of the Bank’s Prime Rate and the Bank’s U.S. Base Rate from time to time;

8.2.	Notwithstanding section 8.1 above, the Borrower may, at its option, to be exercised in accordance with the Required Notice, elect to have:

8.2.1.	all or part of the funds yet to be advanced under the Operating Loan be made available as;

8.2.2.	all or a part of the face amount of any Bankers’ Acceptance to, upon the maturity of such Bankers’ Acceptance, be converted to;

8.2.3.	all or part of an existing LIBOR Advance to, upon the expiry of the LIBOR Period, be “rolled over” or continued as;

a LIBOR Advance in a minimum amount of US$1,000,000 and in whole multiples of US$100,000 thereafter, and in such event interest shall be payable by the Borrower in respect of such advance at a rate equal to 2.0% per annum above

LIBOR, calculated monthly, from the date of advance, both before and after demand, default and judgment, until actual payment is made, with overdue interest to become principal and bear interest at the same rate;

8.3.	The Borrower shall pay to the Bank:

8.3.1.	the sum of $150,000 as a non-refundable set-up and application fee in respect of the amendment to the Loans which shall be deemed to be earned upon issuance of this Facility Letter and payable upon execution of this Facility Letter;

8.3.2.	a monthly standby fee equal to 0.25% per annum of the unadvanced portion of the Operating Loan. The fee shall be based upon the daily undrawn portion of the Operating Loan. The standby fee shall be calculated daily beginning on the day that the Bank determines that the Borrower has satisfied the Conditions Precedent to the availability of the Operating Loan and shall be payable monthly in arrears on the last Business Day of each and every month;

8.3.3.	in respect of the Operating Loan, a monthly administration fee of $500, payable on the last day of each month during which the Operating Loan remains available to the Borrower; and

8.3.4.	at the time of issuance by the Bank of each bank guarantee or letter of credit under the B/G Sub-Facility, a fee equal to 1.0% per annum of the face amount of each bank guarantee or letter of credit, calculated over the term thereof;

8.3.5.	in accordance with section 6 of the Schedule, at the time of stamping of each Bankers’ Acceptance, a stamping fee of 1.75% per annum of the face amount of each Bankers’ Acceptance calculated over the term thereof.

9.	Security:

The Loans and the Borrower’s liabilities and obligations hereunder shall be evidenced and secured by the following documents (collectively, the “Security Documents”) completed and, where necessary, registered, in a form and manner satisfactory to the Bank’s solicitors:

ON HAND

9.1.	corporation banking resolution from the Borrower;

9.2.	confirmation of placement by the Borrower of (a) an all risk insurance policy (including extended coverage, earthquake and flood endorsements) on all of Borrower’s inventory which shall confirm that the Bank is first loss payee under such policy with respect to all of the Borrower’s inventory, (b) a business interruption insurance policy and (c) a public liability insurance policy, all such policies in amounts and from an insurer or insurers satisfactory to the Bank;

9.3.	assignment of inventory from the Borrower in favour of the Bank creating a first security interest and charge under Section 427 of the Bank Act (Canada), including all ancillary legal forms of the Bank in this regard; and

9.4.	all such additional certificates, documents and opinions as the Bank and its solicitors have required.

TO BE OBTAINED

9.5.	line of credit by way of current account overdraft agreement from the Borrower in the principal amount of Cdn.$30,000,000;

9.6.	agreement for U.S. Dollar line of credit by way of current account overdraft from the Borrower in the principal amount of the lesser of US$25,000,000 and the U.S. Dollar Equivalent of Cdn.$30,000,000;

9.7.	LIBOR Agreement from the Borrower;

9.8.	assignment of inventory from the Borrower in favour of the Bank creating a first security interest and charge under Section 427 of the Bank Act (Canada), including all ancillary legal forms of the Bank in this regard;

9.9.	security agreement from the Borrower in favour of the Bank creating a security interest by way of a first fixed charge over all of the Borrower’s present and after-acquired inventory and accounts receivable;

9.10.	depository Bills Agreement from the Borrower in connection with the issuance of Bankers’ Acceptances;

9.11.	power of Attorney from the Borrower in connection with the issuance of Bankers’ Acceptances;

9.12.	forward exchange contract agreement in respect of each Forward Exchange Contract entered into by the Bank with the Borrower under the F/X Facility;

9.13.	assignment from the Borrower in respect of insurance issued by EDC, together with the applicable consent to the assignment by EDC;

9.14.	application and indemnity agreement from the Borrower with respect to each bank guarantee or letter of credit issued under the B/G Sub-Facility; and

9.15.	all such additional certificates, documents and opinions as the Bank and its solicitors may reasonable require.

10.	Conditions Precedent:

10.1.	It shall be a condition precedent to the amendments to the Loans as set out in this Facility Letter and the continued availability of the Loans that the Bank shall have received:

10.1.1.	this Facility Letter accepted by the Borrower; and

10.1.2.	confirmation that the Borrower is in compliance with each of the terms and conditions of this Facility Letter.

10.2.	It shall be a condition precedent to the continued availability of the Loans after 30 days from the Borrower’s acceptance of this Facility Letter that the Bank shall have received the Security Documents in sections 9.5-9.15 above completed and, where necessary, registered in form and manner satisfactory to the Bank’s solicitors.

11.	Conditions of Loans:

So long as the Loans remain available to the Borrower are not cancelled, the following covenants of the Borrower shall apply:

11.1.	the Borrower shall at all times maintain the Margin Requirements specified above;

11.2.	the Borrower shall not, without the prior written consent of the Bank:

11.2.1.	permit its minimum tangible net worth to at any time be less than Cdn.$65,000,000, such ratio to be tested quarterly or more frequently as determined by the Bank but no more than monthly, calculated in accordance with GAAP applied on a consistent basis and where, for the purposes of the calculation of such ratio:

(a)	“tangible net worth”:

(i)	shall include paid up capital and retained earnings;

(ii)	shall include “power purchase rights” which for purposes of this section shall mean such sum as evidenced by a separate line item in the Borrower’s audited financial statements;

(iii)	shall include the book value attributable to the Borrower’s timber quotas;

(iv)	shall include the cash surrender (book) value attributable to the life insurance policies in which the Borrower is the beneficiary;

(v)	shall exclude unrealized foreign exchange gains or losses related to the Senior Notes from January 1, 2007 provided that such gains or losses are not materially different, as determined by the Bank, from the relevant figures set out in financial statements for the Borrower dated November 30, 2006 which have been delivered to the Bank; and

(vi)	shall exclude the value of goodwill and any intangible assets; and

(b)	“intangible assets” shall include, without limitation, any prepaid expenses, deferred charges, investments or advances to or other indebtedness owed by:

(i)	any Affiliates of the Borrower;

(ii)	any shareholders of the Borrower; or

(iii)	any Affiliates of any shareholders of the Borrower;

11.2.2.	sell, lease, assign, transfer or otherwise dispose of or enter into any agreement to sell, lease, assign, transfer or dispose of its saw and pulp mills (ie. the Boyle, Alberta and White Court Alberta mills) including the related land and any structures and fixtures upon such related land so that the mills remain at all times in operating condition, whether now owned or hereafter acquired;

11.2.3.	incur any additional indebtedness for borrowed money other than firstly by way of the indebtedness outstanding under the Senior Notes as at the date of this Facility Letter, and secondly by way of indebtedness to a maximum of $25,000,000 (“Other Permitted Indebtedness”) which shall include indebtedness secured by Purchase Money Liens to the extent such Purchase Money Liens are Permitted Liens;

11.2.4.	redeem, purchase or prepay any of the Senior Notes except that the Borrower shall have the option to utilize up to an aggregate of $20,000,000 of the Operating Loan to redeem, purchase or prepay the Senior Notes;

11.2.5.	amend or permit any amendments to be made to the Forest Management Agreements;

11.2.6.	create any Subsidiaries unless concurrent with their creation, such Subsidiaries grant to the Bank a guarantee of the Loans and a first priority security interest over any such Subsidiaries’ present and after acquired personal property and such amendments are made to the Facility Letter on account of the creation of such Subsidiaries as determined by the Bank acting reasonably;

11.2.7.	permit any terms and conditions of the Senior Notes to be in default;

11.2.8.	take or refrain from taking any other action that would cause any of the representations and warranties of the Borrower under this Facility Letter to be false or misleading;

11.2.9.	except for Permitted Encumbrances, grant or allow any Lien whether fixed or floating, to be registered against or exist on any of its assets;

11.2.10.	declare or pay dividends on any class or kind of its shares, repurchase or redeem any of its shares or reduce its capital in any way whatsoever or repay any shareholders’ advances, or make loans, provide financial assistance or become guarantor or endorser or otherwise become liable upon any note or other obligation other than in the normal course of business of the Borrower, or make any investments, acquisitions, asset purchases other than current assets whether inter-company or otherwise unless:

(a)	the Threshold Borrowing/Margin Surplus Level does not exist and the making of any such dividends, repurchases, redemptions, repayments, loans, financial assistance, guarantees, incurrences of liability, investments, acquisitions or asset purchases does not cause there to exist a Threshold Borrowing/Margin Surplus Level;

(b)	the aggregate of any such dividends, repurchases, redemptions, repayments, loans, financial assistance, guarantees, incurrences of liability, investments, acquisitions or asset purchases are for less than the Borrower’s operating earnings for the previous four fiscal quarter period; and

(c)	there then exists no Event of Default or the making of any such dividends, repurchases, redemptions, repayments, loans, financial assistance, guarantees, investments, acquisitions or asset purchases will not create an Event of Default;

provided that this negative covenant shall not apply unless the Borrower is at the time such dividend, repurchase, redemption, repayment, loan, financial assistance, guarantee, incurrence of liability, investment, acquisition or asset purchase is made, then indebted to the Bank under the Operating Loan or the making of any such dividends, repurchases, redemptions, repayments, loans, financial assistance, guarantees, incurrences of liability, investments, acquisitions or asset purchases causes the Borrower to then be indebted to the Bank under the Operating Loan, by way of direct advances or utilization of the B/G Sub-Facility;

11.2.11.	amalgamate, merge or enter into any similar proceedings with or permit any reorganization or Change of Ownership of the Borrower;

11.2.12.	change its name without providing the Bank with prior written notice thereof and promptly taking other steps, if any, as the Bank reasonably requests to permit the Bank to perfect the Security Documents with respect to the change of name; or

- and in addition to the foregoing conditions -

11.2.13.	if the Threshold Borrowing/Margin Surplus Level does exist, permit its Working Capital Ratio to at any time be less than 1.25:1.0 for each of its fiscal quarters, such covenant to be tested quarterly or more frequently as determined by the Bank but not more than monthly;

11.2.14.	if the Threshold Borrowing/Margin Surplus Level does exist, permit its EBITDA to at any time be less than the amount which is equal to 125% of the Debt Service Requirement (the “Debt Service Covenant”), such covenant to be tested quarterly or more frequently as determined by the Bank but no more than monthly. “Debt Service Requirement” means the aggregate interest payments required to be made by the Borrower under the Operating Loan, the Senior Notes and the Other Permitted Indebtedness on a rolling four quarter basis;

11.2.15.	if the Threshold Borrowing/Margin Surplus Level does exist, incur Capital Expenditures (net of disposals of any capital equipment during that same period) in any consecutive four fiscal quarters of the Borrower in excess of $20,000,000; and

11.2.16.	if the Threshold Borrowing/Margin Surplus Level does exist, make any investments, acquisitions, asset purchases other than current assets, whether inter-company or otherwise, with proceeds of the Operating Loan other than as may be permitted in Section 11.2.15 above.

11.3.	by not later than 30 days from the Borrower’s acceptance of this Facility Letter, the Borrower shall provide to the Bank the Security Documents set forth in sections 9.3 - 9.15 above completed and where necessary registered in form and manner satisfactory to the Bank’s solicitors.

12.	Financial Statements and Reports:

The Borrower shall from time to time deliver to the Bank the following:

12.1.	monthly, within 30 days of each calendar month end:

12.1.1.	aged list of accounts receivable of the Borrower, with:

(a)	those accounts that are overdue for over 90 days that would otherwise constitute Other Acceptable Receivables, accounts from those customers from whom other accounts receivable remain overdue for in excess of 90 days, accounts from Affiliates of the Borrower and accounts disputed by customers of the Borrower or subject to set off each listed separately; and

(b)	Government of Canada Receivables, L/C Supported Receivables, Kimberley Clark Receivables and Insured Receivables listed separately;

12.1.2.	list of Priority Payables as at each calendar month end with verification therefor as is required by the Bank;

12.1.3.	declaration of inventory in accordance with the Bank’s format under Section 427 of the Bank Act (Canada) signed by a senior officer of the Borrower detailing raw materials, work in progress, and finished products, together with any additional supporting data that the Bank may require; and

12.1.4.	margin declaration of inventory and accounts receivable signed by a senior officer of the Borrower in accordance with the Bank’s format, together with any additional supporting data that the Bank may require;

12.2.	quarterly, within 60 days of the Borrower’s first, second and third fiscal quarter year ends:

12.2.1.	internally prepared profit and loss statements for the Borrower in form and substance satisfactory to the Bank; and

12.2.2.	compliance certificate in respect of the Financial Covenants in a form acceptable to the Bank; provided that if the Threshold Borrowing/Margin Surplus Level does not exist, the Compliance Certificate is required only in respect of the Borrower’s minimum tangible net worth covenant set forth in section 11.2.1 above;

12.3.	annually, within 180 days of the Borrower’s fiscal year end:

12.3.1.	audited financial statements prepared by an accountant acceptable to the Bank in accordance with GAAP applied on a consistent basis;

12.3.2.	proforma financial statements, cash flow forecast and budget for the following fiscal year of the Borrower;

12.4.	Personal Property Registry and Registrar of Companies searches as and when requested by the Bank;

12.5.	promptly, upon receipt of or upon any amendment thereto, copies of insurance policies issued by the Export Development Corporation of Canada in favour of the Borrower which policies shall have loss payable clauses in favour of the Bank; and

12.6.	all such additional financial statements and information as and when requested by the Bank.

13.	Lapse, Cancellation, Annual Review:

This Facility Letter shall lapse and all obligations of the Bank hereunder and in respect of the Loans shall cease, all at the option of the Bank if in the opinion of the Bank the conditions precedent hereunder have not been met and the Loans made available in accordance with this Facility Letter by February 28, 2007. The availability of the Loans and the terms and conditions of the offer of credit contained herein shall be subject to periodic review by the Bank in the Bank’s sole discretion, and the Bank shall be under no obligation to conduct any such review or to provide a renewal letter or extension letter or other notification of such review if such review is conducted. The Bank shall have the option to conduct corporate, personal property registry and land registry searches in respect of the Borrower not less than annually, at the Borrower’s sole cost. Upon the occurrence of an Event of Default and demand being made by the Bank for repayment of the amount outstanding under the Loans, or any of them, any unadvanced portion of the Loans shall be immediately cancelled and the Borrower shall, in respect of each bank guarantee, letter of credit and Bankers’ Acceptance issued under the Loans and within 15 days from the date demand is made, either:

13.1.	pay to the Bank the face amount of the applicable bank guarantee, letter of credit or Bankers’ Acceptance, as the case may be; or

13.2.	pledge in favour of and on terms and conditions acceptable to the Bank, as continuing security for its contingent obligations and liabilities to the Bank in respect of the applicable bank guarantee, letter of credit or Bankers’ Acceptance, as the case may be, cash collateral or a deposit instrument or other liquid collateral security in a form acceptable to the Bank in an amount equal to the face amount of the applicable bank guarantee, letter of credit or Bankers’ Acceptance.

This Facility Letter shall henceforth be read in substitution for and replacement of the credit agreement dated June 27, 2001 between the Bank, Canadian Imperial Bank of Commerce, the Borrower and others, as amended and supplemented from time to time (together the “Credit Agreement”) and the terms and conditions of the Credit Agreement shall be superseded by and the Loans shall be governed by the terms and conditions set forth in this Facility Letter. Without limitation of any of the foregoing, the Borrower acknowledges and agrees that this shall not, by virtue of any amendments to the Credit Agreement and the substitution of this Facility Letter therefor be deemed to have been any refinancing, repayment, extinguishment or novation of any indebtedness, obligation or liability of the Borrower existing at the date of issuance of this Facility Letter.

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This Facility Letter and the terms and conditions of the Loans set forth herein may be accepted by the Borrower by signing, dating and returning to the Bank by 5:00 p.m. on December 29, 2006 the enclosed copy of this letter executed by the Borrower. The Bank shall then instruct its solicitors to commence preparation of the additional Security Documents.

Yours very truly. HSBC bank Canada

By	/s/ Cory M. Bailey	By:	/s/ Wayne Berg
	Cory M. Bailey,	For	Wayne Berg,
	Assistant Vice President		Vice President
	Commercial Financial Services		Commercial Financial Services

— — — — — — —

AGREED TO AND ACCEPTED THIS 30 DAY OF DECEMBER 2006.

THE BORROWER:

MILLAR WESTERN FOREST PRODUCTS LTD.

Per:	/s/ Kevin Edgson

SCHEDULE TO FACILITY LETTER

FROM HSBC BANK CANADA

TO MILLAR WESTERN FOREST PRODUCTS LTD.

DATED DECEMBER 29, 2006

1.	Representations and Warranties

The Borrower represents and warrants, as at the time of drawing under or other utilization of the Loans, that:

1.1.	it has been duly incorporated and organized, is properly constituted and is entitled to conduct its business in all jurisdictions in which it carries on business or has assets;

1.2.	the execution of the Facility Letter and the Security Documents and the incurring of liability and indebtedness to the Bank does not and will not contravene:

1.2.1.	any Legal Requirement applicable to the Borrower; or

1.2.2.	any provision contained in any other loan or credit agreement or borrowing instrument or contract to which the Borrower is a party; or

1.2.3.	the constating documents of the Borrower;

1.3.	the Facility Letter and the Security Documents have been duly authorized, executed and delivered by the Borrower and constitute valid and binding obligations of the Borrower and are enforceable in accordance with their respective terms;

1.4.	all necessary Legal Requirements have been met and all other authorizations, approvals, consents and orders have been obtained with respect to the Loans and the execution and delivery of the Facility Letter and Security Documents;

1.5.	the Borrower has obtained, maintained and is in good standing with respect to, all required licences, permits and approvals from any and all Governmental Authorities and all applicable stock exchange and securities commission rules required in respect of its property and operations and the listing of its securities which are material to the financial condition of the Borrower. The Borrower has made all filings required under all Legal Requirements which are material to the operation of its business;

1.6.	the Borrower is conducting its business and operations in compliance in all material respects with all Legal Requirements and all applicable stock exchanges and securities commission rules;

1.7.	the Borrower has no Subsidiaries;

1.8.	the Borrower has filed all tax returns which, to the knowledge of the Borrower, are required to have been filed, has paid all taxes shown to be due and payable on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Government Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on its books) and no tax liens have been filed and, to the knowledge of the Borrower, after due inquiry, no claims are being asserted with respect to any such taxes, fees or other charges;

1.9.	the Borrower maintains insurance for its assets and businesses, including business interruption insurance, in such amount, against such risks and with such deductibles as are generally maintained by companies carrying on a business comparable to that carried on by the Borrower which policies pertaining to the Borrower’s inventory and accounts receivable contain mortgage and loss payable clauses in favour of the Bank; and

1.10.	all financial and other information provided to the Bank in connection with the Loans is true and accurate, and acknowledges that the offer of credit contained in the Facility Letter is made in reliance on the truth and accuracy of this information and the above representations and warranties.

2.	Interest, Fees and Payment

2.1.	Interest on the daily balance of principal advanced under the Loans and remaining unpaid from time to time shall be payable by the Borrower as set out in the Facility Letter both before and after demand, default and judgment;

2.2.	In the case of interest based on the Bank’s Prime Rate and the Bank’s U.S. Base Rate, interest shall be compounded and payable on the last day of each month;

2.3.	In the case of interest based on LIBOR, interest shall be payable on the expiration of the LIBOR Period selected by the Borrower or every 3 months, whichever is earlier;

2.4.	If the Borrower repays any portion of the Loans accruing interest based on LIBOR on a date other than the expiration of the LIBOR Period whether as a result of a demand for repayment by the Bank or otherwise, it shall also concurrently pay to the Bank the applicable Compensating Amount;

2.5.	Interest based on the Bank’s U.S. Base Rate and on LIBOR shall be computed on the basis of a year of 360 days and for actual days that the amounts are outstanding under the Loans on this basis. For the purpose of the Interest Act (Canada), the annual rate of interest to which interest computed on the basis of a year of 360 days is equivalent is the rate of interest as provided in the Facility Letter multiplied by the number of days in such year and divided by 360;

2.6.	Upon the expiration of a LIBOR Period, unless another interest rate option is selected by the Borrower, interest shall accrue at the applicable rate in the Facility Letter based on the Bank’s Prime Rate or the Bank’s U.S. Base Rate, as the case may be, depending on whether the funds are outstanding in Canadian or U.S. Dollars;

2.7.	The fees collected by the Bank in connection with the Loans, or any of them, shall be its property as consideration for the time, effort and expense incurred by it in the review of documents and financial statements, and the Borrower acknowledges and agrees that the determination of these costs is not feasible and that the fees set out in the Facility Letter represent a reasonable estimate of such costs;

2.8.	All payments by the Borrower to the Bank shall be made at the address of the Vancouver Main Branch of the Bank or at such other place as the Bank may specify in writing from time to time. Any payment delivered or made to the Bank by 1:00 p.m. local time at the place where such payment is to be made shall be credited as of that day, but if made afterwards shall be credited as of the next day on which the said branch is open for business;

2.9.	Notwithstanding anything to the contrary contained in the Facility Letter, the Bank may, in its discretion, make an advance under the Loans to pay any unpaid interest or fees which have become due under the terms of the Facility Letter;

2.10.	The obligation of the Borrower to make all payments under the Facility Letter and the Security Documents shall be absolute and unconditional and shall not be limited or affected by any circumstance, including, without limitation:

2.10.1.	any set-off, compensation, counterclaim, recoupment, defense or other right which the Borrower may have against the Bank or anyone else for any reason whatsoever; or

2.10.2.	any insolvency, bankruptcy, reorganization or similar proceedings by or against the Borrower.

2.11.	In addition to and not in limitation of any rights now or hereafter available to the Bank whether under applicable law or arising in the Security Documents, the Bank is authorized, at any time and from time to time, upon delivery of written notice to the Borrower to set-off and appropriate and to apply any and all deposits (general and special) and any other indebtedness at any time held by or owing by the Bank to or for the credit of the Borrower against and on account of the obligations and liabilities of the Borrower to the Bank under this Facility Letter. The Bank agrees to provide written notice of the exercise of any of the rights under this section immediately after the exercise of such rights.

2.12.	The remedies, rights and powers of the Bank under this Facility Letter, the Security Documents and at law and in equity are cumulative and not alternative and are not in substitution for any other remedies, rights or powers of the Bank and no delay or omission in exercise of such remedy, right, or power shall exhaust such remedies, rights or powers or be construed as a waiver of any of them.

3.	Conditions of Loans

In addition to the conditions set out in the Facility Letter, the following conditions shall apply until the Loans are repaid in full and cancelled:

3.1.	The Bank shall have the right to waive the delivery of any of the Security Documents or the performance of any term or condition of the Facility Letter, and may advance all or any portion of the Loans prior to satisfaction of any of the Conditions Precedent set forth in the Facility Letter, but waiver by the Bank of any obligation or condition shall not constitute a waiver of such obligation or condition for any future advance;

3.2.	All financial terms and covenants shall be determined in accordance with GAAP, applied on a consistent basis;

3.3.	If the amount outstanding under any Loan in Canadian Dollars plus the Canadian Dollar Equivalent of the amount outstanding under any Loan in a currency other than Canadian dollars at any time exceeds the amount authorized under that Loan as provided under the heading “Credit Facilities” in the Facility Letter, the Bank may, from time to time, in its sole discretion:

3.3.1.	limit the further utilization of that Loan;

3.3.2.	convert all or part of the amount outstanding under that Loan to Canadian Dollars in which event, interest shall accrue and be paid on such converted amounts at the rate set out in the Facility Letter for Canadian dollar advances accruing interest with reference to the Bank’s Prime Rate; or

3.3.3.	require the Borrower to pay down the excess;

3.4.	Any amount payable by the Borrower to the Bank under the Facility Letter or the Security Documents may be debited to any account of the Borrower with the Bank;

3.5.	The Borrower shall indemnify the Bank against any loss incurred by it as a result of any judgment or order being given or made for the payment of any amount due under the Facility Letter or the Security Documents, where:

3.5.1.	such judgment or order is expressed and paid in a currency (the “Judgment Currency”) other than the currency of an outstanding loan (the “Loan Currency”); and

3.5.2.	there is a variation between:

(a)	the rate of exchange at which the Loan Currency amount is converted into the Judgment Currency for the purposes of such judgment or order, and

(b)	the rate of exchange at which the Bank is able to purchase the Loan Currency with the amount of the Judgment Currency then actually received by the Bank.

The foregoing indemnity shall constitute a separate and independent obligation of the Borrower and shall apply irrespective of any indulgence granted to the Borrower from time to time, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange”, shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

4.	Hazardous Substances

4.1.	To the best of the knowledge of the Borrower having made due and diligent inquiry, no Hazardous Substance is being stored on any part of the Lands except in compliance with Environmental Laws, nor, so far as the Borrower is aware, due and diligent inquiry having been made, have any such substances been stored or used on the Lands prior to the Borrower’s ownership or leasehold interest in, possession or control of the Lands except in compliance with Environmental Laws. The Borrower agrees to provide written notice to the Bank immediately upon the Borrower becoming aware that the Lands or any adjacent property are being or have been contaminated with any Hazardous Substance except in compliance with Environmental Laws. The Borrower will not permit any activities on the Lands which directly or indirectly could result in the Lands or any other property being contaminated with any Hazardous Substance except in compliance with Environmental Laws; and

4.2.	The Borrower shall promptly comply with all statutes, regulations and ordinances, and with all orders, decrees or judgments of governmental authorities or courts having jurisdiction, relating to the use, collection, storage, treatment, control, removal or cleanup of any Hazardous Substance in, on, or under the Lands that becomes contaminated with any Hazardous Substance as a result of construction, operations or other activities on, or the contamination of, the Lands, or incorporated in any improvements thereon.

5.	Events of Default

The Indebtedness shall, at the option of the Bank, immediately become due and payable and the Security Documents will become enforceable upon the occurrence of any one or more of the following events (collectively the “Events of Default” and any one an “Event of Default”):

5.1.	Default in Principal - if the Borrower fails to repay any Indebtedness on account of principal payable under the Loans, on the due date thereof;

5.2.	Default in Interest, etc. - if the Borrower fails to repay any Indebtedness on account of, interest, fees, expenses or any other amount (other than principal) payable under this Facility Letter or any Security Document, on the due date thereof and such failure continues for three (3) Business Days or more;

5.3.	Default in Performance, etc. - if the Borrower defaults in the performance or observance of any covenant contained in this Facility Letter (except monetary covenants set forth in sections 5.1 and 5.2 above) and such default continues unremedied for thirty (30) days after notice thereof is given to the Borrower by the Bank, specifying such default and requiring it to be remedied;

5.4.	Representations and Warranties - if (i) any representation or warranty made in this Facility Letter or in any of the Security Documents is untrue or incorrect in any material respect when made or deemed to have been made, (ii) any representation or warranty made in any quarterly Compliance Certificate which is delivered by the Borrower pursuant to section 12.2.2 is untrue or incorrect in any material respect as of the date on which such quarterly Compliance Certificate is delivered to the Bank;

5.5.	Cross Default - if

5.5.1.	the Borrower has defaulted or at any time defaults, in the payment of any indebtedness owed by the Borrower in an aggregate cumulative amount of more than $1,000,000 when the same becomes due, including any period of grace applicable thereto;

5.5.2.	the Borrower defaults in the observance or performance of any agreement or condition relating to any indebtedness owed by the Borrower having an outstanding amount in excess of $1,000,000 or its equivalent in any other currency, at the time of default and any applicable cure period has expired or if the Borrower defaults in the performance of any other covenant contained in any agreement under which such obligations are created and any applicable cure period has expired so that the repayment of any such indebtedness having an outstanding amount in excess of $1,000,000 has become accelerateable; or

5.5.3.	the Borrower defaults in the observance or performance of any of its obligations under the Senior Notes;

5.6.	Judgements - if final judgements for the payment of money in excess of $1,000,000 in the aggregate are rendered against the Borrower and within 30 days after the date of entry has expired, such judgements have not been discharged bonded, stayed on appeal, paid or dismissed;

5.7.	Encumbrances - if an encumbrancer takes possession of any property or asset of the Borrower with a fair market value in excess of $1,000,000 in the aggregate or if distress or execution or any similar process is levied or enforced there against and remains unsatisfied for such period as would permit such property or assets to be sold thereunder;

5.8.	Consents, etc. - if any governmental or other consent, license, or authorization required to make the Facility Letter or any Security Document legal, valid, binding and enforceable or required in order to enable the Borrower thereunder to perform its obligations thereunder is withdrawn or ceases to be in full force and effect;

5.9.	Voluntary Insolvency, etc. - if the Borrower passes a resolution or institutes proceedings for its winding-up, liquidation or dissolution or takes action to become a voluntary bankrupt, or consents to the filing of a bankruptcy proceeding against it, or files a proposal, a notice of intention to make a proposal, a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or similar relief under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act, the Canada Business Corporations Act, the Business Corporations Act (Alberta), or any other similar law or consents to the filing of any such petition or proceeding, or consents to the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency or similar officer of itself, of its property, or makes an assignment for the benefit of creditors, or is unable, or an officer or director of the Borrower admits in writing its inability to pay its debts as they become due, or otherwise acknowledges its insolvency, or commits any other act of bankruptcy, or voluntarily suspends transaction of its usual business or any action is taken by the Borrower in furtherance of any of the foregoing;

5.10.

Involuntary Insolvency, etc. - if the Borrower is deemed for the purposes of any Legal Requirements to be insolvent or if any application is made with respect to the Borrower under the Companies Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), or similar legislation, domestic or foreign, seeking reorganization, readjustment, arrangement, composition or similar relief for the Borrower under any Legal Requirement, or if a proceeding is instituted for the winding up, liquidation or dissolution of the Borrower or seeking an order adjudging the Borrower insolvent or the appointment of any receiver, liquidator, trustee or similar officer of the Borrower or over all or a substantial part of its property, or a petition in bankruptcy is presented against the Borrower under a bankruptcy or similar statute, domestic or foreign, provided that such application, proceeding or petition is not dismissed, stayed or withdrawn within thirty (30) days after the Borrower has notice or knowledge of the institution thereof; provided further that an Event of Default shall have occurred under this Section 5.10 immediately (i) upon the appointment of a receiver, trustee, custodian, liquidator or similar officer of the Borrower, (ii) if it is determined by the Bank, acting reasonably in its sole discretion, that the applicable Borrower is not contesting such application, proceeding or petition in good faith, or (iii) if assets with an aggregate fair market value in excess of $1,000,000 have been attained, in all cases whether or not such application, proceeding or petition is dismissed, stayed or withdrawn within thirty (30) days after the Borrower has notice or knowledge of the institution thereof; or

5.11.	Material Adverse Change - if there occurs a Material Adverse Change.

6.	Bankers’ Acceptances

So long as there are no Events of Default that are continuing, the Loans shall be made available to the Borrower as follows:

6.1.	The Bank will not be obligated to accept any Bankers’ Acceptances:

6.1.1.	unless the Borrower has given the Bank Required Notice in such forms as the Bank may approve;

6.1.2.	except for amounts which are in face amounts of not less than $500,000 and integral multiples of $10,000; and, unless otherwise agreed by the Bank, each of the Bankers’ Acceptances will be for a term of 30, 60, 90, or 180 days after the date of acceptance of the order by the Bank and will mature on a Business Day; provided that the Bank, in circumstances of market disruption or liquidity, shall have the discretion to restrict the term or maturity dates of Bankers’ Acceptances;

6.1.3.	if in the determination of the Bank acting reasonably, a market for Bankers’ Acceptances does not exist at any time or the Bank cannot for other reasons, after reasonable efforts, readily sell Bankers’ Acceptances or perform its obligations under this Facility Letter with respect to Bankers’ Acceptances;

6.1.4.	which are in respect of amounts which are not scheduled for repayment prior to the Maturity Date;

6.1.5.	if an Event of Default has occurred which is continuing;

6.2.	The Borrower will pay to the Bank at the time of stamping each Bankers’ Acceptance an annual fee equal to 1.75% of the face amount thereof. Such annual fee will be calculated on the basis of a year of 365 days (or 366 days, in the case of a leap year); but if the term of such Bankers’ Acceptance is greater or less than one year, then such annual fee will be prorated according to the ratio that the number of days from the date of the Bankers’ Acceptance to the expiry date thereof, both inclusive, bears to 365 days (or 366 days, in the case of a leap year).

6.3.	The Borrower will also pay to the Bank for each Bankers’ Acceptance its other prevailing fees and charges for issuing the same and effecting payment thereunder, and will pay on request all other out-of-pocket disbursements or costs incurred by the Bank in relation to the issuance of, or payment pursuant to, any Bankers’ Acceptances.

6.4.	The Bankers’ Acceptances will be on the terms and conditions set forth in the Bank’s standard forms and will otherwise be on such terms and conditions as are acceptable to the Bank; and the issuance and availability thereof will be subject to such practices, policies, and procedures as the Bank may impose or dictate from time to time. Upon request by the Bank, the Borrower will forthwith execute and deliver, or cause to be executed and delivered, the Bank’s standard forms and all such ancillary or related documents and instruments as the Bank may require.

6.5.	Any executed Bankers’ Acceptances delivered by the Borrower to the Bank need only be held in safekeeping with the same degree of care as if they were the Bank’s property and the Bank were keeping them at the place at which they are to be held; but the Bank will not be deemed to be an insurer thereof.

6.6.	If requested by the Borrower, the Bank will make arrangements for the sale of the Bankers’ Acceptances in Canada. The Bank may, at its sole discretion, purchase all or any of the Bankers’ Acceptances.

6.7.	Unless on or before the maturity date of any Bankers’ Acceptance, the Borrower has paid to the Bank funds in the amount becoming so payable, the said amount will be deemed to be an advance on that date by the Bank to the Borrower under the Operating Loan.

6.8.	Upon any demand for payment being made under the Operating Loan, or upon the happening of any Event of Default, the Bank will not accept any further Bankers’ Acceptances issued by the Borrower; and the face amount of any Bankers’ Acceptances which have not yet matured or become due will thereupon be deemed to have been advanced by the Bank to the Borrower, which deemed advances shall be in satisfaction of any other obligations of the Borrower in respect of such Bankers’ Acceptances.

6.9.	Amounts advanced by the Bank to the Borrower or deemed to have been advanced under paragraph 6.7 or 6.8 will be charged against the Operating Loan, as the case may be, will bear interest at the rate of interest payable under the Operating Loan, as the case may be, calculated and payable from and including the date of maturity of each Bankers’ Acceptance at the times and in the manner specified by sections 7 and 8 of the body of this Facility Letter.

6.10.	If the Borrower repays any portion of the Operating Loan with respect to any amount made available by way of Bankers’ Acceptance on a date other than the maturity date for such Bankers’ Acceptance, whether as a result of a demand for payment by the Bank or otherwise, it shall also concurrently pay to the Bank the applicable Compensating Amount.

6.11.	Upon the maturity of a Bankers’ Acceptance, unless another interest rate option is selected by the Borrower, interest shall accrue at the applicable rate in this Facility Letter based on the Bank’s Prime Rate.

6.12.	The Borrower agrees that:

6.12.1.	the difference between the amount of an advance under the applicable Loan, requested by the Borrower by way of Bankers’ Acceptances and the actual proceeds of the Bankers’ Acceptances;

6.12.2.	the difference between the actual proceeds of a Bankers’ Acceptance and the amount required to pay a maturing Bankers’ Acceptance, if a Bankers’ Acceptance is being rolled over; and

6.12.3.	the difference between the actual proceeds of a Bankers’ Acceptance and the amount required to repay an advance under the Operating Loan, which is being converted to a Bankers’ Acceptance,

shall be funded and paid by the Borrower from its own resources, by 11:00 a.m. on the day of the advance or may be advanced as an advance under the Operating Loan, if the Borrower is otherwise entitled to an advance under the Operating Loan, as the case may be.

6.13.	The Borrower will not claim any days of grace or require any presentation, demand, protest, or other notice of any kind whatsoever in respect of the Bankers’ Acceptances, all of which are hereby expressly waived.

6.14.	The obligations of the Borrower with respect to Bankers’ Acceptances under this Facility Letter shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Facility Letter under all circumstances, including without limitation, the following circumstances:

6.14.1.	any lack of validity or enforceability of any order accepted by the Bank as a Bankers’ Acceptance; or

6.14.2.	the existence of any claim, set-off, defence or other right which the Borrower may have at any time against the holder of the Bankers’ Acceptance, the Bank or any other person or entity whether in connection with this Facility Letter or otherwise.

7.	General

7.1.	Site Visits - Representatives of the Bank shall be entitled to attend at and view the Lands and any other premises from which the Borrower conducts its business(es) and all personal property thereon and all financial records of the Borrower at any time and at the Borrower’s cost, on reasonable notice, and in any event not less frequently than annually in conjunction with the annual review of the Loans.

7.2.	Legal and Other Expenses - The Borrower shall pay all legal fees and disbursements in respect of the Loans, the preparation and issuance of the Facility Letter and the Security Documents, the enforcement and preservation of the Bank’s rights and remedies, all appraisals, insurance consultation, and similar fees, and all other fees and disbursements of the Bank, whether or not the documentation is completed or any funds are advanced under the Loans.

7.3.	Currency - In the Facility Letter, words or figures expressed in dollars or the symbol for dollars without any other indication mean Canadian Dollars; provided that:

7.3.1.	all advances made available by the Bank under the Loans shall be repaid in the currency in which they are denominated;

7.3.2.	interest on advances made under the Loans in Canadian dollars, stamping fees with respect to Bankers’ Acceptances and fees with respect to Canadian Dollar bank guarantees or letters of credit shall be payable in Canadian Dollars; and

7.3.3.	interest on U.S. Dollar advances and amounts payable in respect of LIBOR advances, and fees with respect to U.S. Dollar bank guarantees or letters of credit shall be payable in U.S. Dollars;

7.4.	Non-Merger and Conflict - None of the execution, delivery or, where applicable, registration of the Security Documents or the disbursement of funds under the Loans will in any way merge or extinguish the terms and conditions of the Facility Letter, which terms and conditions will continue in full force and effect. In the event of any inconsistency or conflict between any provision contained in the Facility Letter and any provision contained in any of the Security Documents, the provisions of the Facility Letter shall prevail, but the omission from the Facility Letter of any provision contained in any of the Security Documents shall not be considered to be an inconsistency or conflict for the purposes hereof.

7.5.	Assignment - The Borrower shall not be entitled to assign any of the rights and benefits conferred by the Facility Letter. The Facility Letter and the Security Documents may be freely assigned by the Bank, in whole or in part, without the consent of the Borrower.

7.6.	Syndication -

7.6.1.

The rights, benefits and obligations of the Bank under or in respect of this Facility Letter and the Security Documents (referred to in this section as the “Rights”) may in whole or in part, be participated (a “Participation”), or syndicated, sold or assigned (a “Syndication”) by the Bank from time to time to one or more financial institutions; provided that (a) in the case of a Syndication the Bank shall first have notified the Borrower, and the Borrower shall have consented thereto in writing, such consents not to be unreasonably withheld, (b) the Participant in a Syndication shall execute and deliver to the Agent a duly completed Assignment Agreement (other than for the signature of the Bank).

7.6.2.	If required by the Borrower, the Bank shall use its commercially reasonable efforts to pursue a Syndication.

7.6.3.	For the purpose of such Participation or Syndications, the Bank may provide to a potential participant, transferee or assignee (a “Participant”) on a confidential basis access to any and all information disclosed to the Bank pursuant to this Facility Letter or in the possession of the Bank.

7.7.	In the event of a Syndication to a Participant, such Participant, to the extent of the rights and obligations syndicated, sold or assigned to it, shall become entitled to such rights and obligations to the same extent as if such Participant were an original party to this Facility Letter together with the Bank in respect thereof, and the syndicating Lender shall be released and discharged accordingly.

7.8.	If the Rights are the subject of a Participation and unless an agreement to the contrary is entered into by the Bank with the Participant, all references in this Facility Letter to the Bank will thereafter be construed as a reference to such additional Participant, provided that the Borrower will be entitled to deal with such Participant as it were the sole owner of the Rights and the Bank will not be released from any of its obligations under this Facility Letter by virtue of the Participation and provided further that such documents do not adversely modify the Borrower’s rights or increase its obligations under this Facility Letter. The Borrower acknowledges and agrees that each lender will be entitled, in its own name and on behalf of the Participants, to enforce for the benefit of, or as agent for, any Participants, any and all rights, claims and interests of such Participants, in respect of the Rights subject to a Participation. A lender granting a Participation shall not grant or assign any Participant any rights to approve any amendment, waiver, proposed consent to or under this Facility Letter or any Security Documents. No lender will be responsible for any default by any other Lender in its obligation not to so grant or assign any of such rights.

7.9.	Credit Reporting - The Borrower consents to the obtaining from any credit reporting agency or from any person all information that the Bank may require at any time, and consents to the disclosure at any time of any information concerning the Borrower to any credit grantor with whom any of them have financial relations or to any credit reporting agency.

7.10.

Waiver - Failure by the Bank to insist upon strict performance by the Borrower of any obligation or covenant under the Facility Letter or any of the Security Documents or to exercise any option or right herein or therein shall not be a waiver or relinquishment for the future of such obligation or covenant, option or right, but the same shall remain in full force and effect and the Bank shall have the right to insist upon the strict performance by the Borrower of any and all of the terms and provisions of the Facility Letter and the Security Documents.

7.11.	Variation - No term or requirement of the Facility Letter or any of the Security Documents may be waived or varied orally or by any course of conduct of any officer, employee, or agent of the Bank. Any amendment to the Facility Letter or any of the Security Documents must be in writing and signed by a duly authorized officer of the Bank.

7.12.	Notice

Any notice required to be given hereunder or under any Security Document shall be in writing and may effectively be given by a party hereto by delivery of such notice to the other party at the address below or at such other address as either party may in writing notify the other party or by facsimile transmission and confirmed in writing to:

In the case of the Bank:

to the address or telecopier number

of the Vancouver Main Branch of the Bank

Attention: Senior Vice President and Manager

Telecopier No. 604-641-1808

In the case of the Borrower:

c/o 16640 - 111th Avenue

Edmonton, Alberta

Canada

Attention: Kevin Edgson, Chief Financial Officer

Telecopier No. 780-486-8282

Notice shall be deemed to have been received by a party within 3 Business Days of delivery to the applicable address contemplated above. Notices by facsimile transmission shall be deemed to have been given upon receipt thereof at the address indicated above.

7.13.	Governing Law - This Facility Letter shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

7.14.

Submission to Jurisdiction - The Borrower hereby irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Provinces of Alberta and British Columbia. The Borrower, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right it may have to a trial by jury in any litigation based upon or arising out of this Facility Letter or any related instrument or agreement or any of the transactions contemplated by this Facility Letter or any course of conduct, dealing, statements (whether oral or written) or action of any of them. The Borrower shall not seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by the parties hereto except by a written instrument executed by all of them.

7.15.	Bank’s Solicitors - Legal work and documentation is to be performed on behalf of the Bank by Messrs. Lawson Lundell LLP, Barristers and Solicitors, 1600 Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia.

7.16.	Bank’s Accounts - The Borrower acknowledges that the actual recording of the amount of any advance or repayment thereof under the Loans, and interest, fees and other amounts due in connection with the Loans, in an account of the Borrower maintained by the Bank shall constitute prima facie evidence of the Borrower’s indebtedness and liability from time to time under the Loans; provided that the obligation of the Borrower to pay or repay any indebtedness and liability in accordance with the terms and conditions of the Loans shall not be affected by the failure of the Bank to make such recording. The Borrower also acknowledges being indebted to the Bank for principal amounts shown as outstanding from time to time in the Bank’s account records, and all accrued and unpaid interest in respect of such amounts, in accordance with the terms and conditions of this Facility Letter.

7.17.	Counterparts and Telecopy - This Facility Letter may be signed in counterparts and by telecopy, each of which counterparts shall be deemed to be an original, and all such counterparts and telecopies together shall constitute one and the same instrument.

7.18.	Time of Essence - Time shall be of the essence of the Facility Letter.

7.19.	Payments on Business Day - Whenever any payment or performance under this Facility Letter and the Security Documents would otherwise be due on a day other than a Business Day, such payment shall be made on the following Business Day, unless the following Business Day is in a different calendar month or would fall after the Maturity Date, in which case the payment shall be made on the preceding Business Day.

8.	Definitions and Interpretation

In the attached Facility Letter the following terms shall have the following meanings:

8.1.

“Acceptable Finished Products Inventory” means the aggregate value, determined by the Bank from its review of the most recent financial statements and inventory declaration provided by the Borrower in accordance with the

Facility Letter and based on the lower of the cost to the Borrower and the fair market value, of all finished products produced and owned by the Borrower and located in Canada arising from its lumber and pulp (including pulp bush) for resale over or in respect of which the Bank holds a first mortgage, charge or security interest;

8.2.	“Acceptable Inventory” means together Acceptable Finished Products Inventory and Acceptable Unfinished Products Inventory;

8.3.	“Acceptable Unfinished Products Inventory” means the aggregate value, determined by the Bank from its review of the most recent financial statements and inventory declaration provided by the Borrower in accordance with the Facility Letter and based on the lower of the cost to the Borrower and the fair market value, of all unfinished lumber and pulp owned by the Borrower and located in Canada and pulp bush logs adequately insured under fire insurance for resale or for the production of goods for resale but which expressly excludes Acceptable Finished Products Inventory, over or in respect of which the Bank holds a first mortgage, charge or security interest;

8.4.	“Affiliate” means any party that would, pursuant to the Income Tax Act (Canada), as amended, supplemented or replaced from time to time, not be considered to be dealing at “arms length” with the party in question and any partnership or other organization in which the Borrower has the right to make or control management decisions and shall include any Affiliate of any such Affiliate;

8.5.	“Agent” means HSBC Bank Canada;

8.6.	“Bank’s Prime Rate” means the floating annual rate of interest established and recorded as such by the Bank from time to time as a reference rate for purposes of determining floating rates of interest it will charge on loans denominated in Canadian Dollars and made in Canada;

8.7.	“Bank’s U.S. Base Rate” means the floating annual rate of interest established and recorded as such by the Bank from time to time as a reference rate for the purposes of determining rates of interest it will charge on loans denominated in U.S. Dollars made in Canada based on a year of 360 days;

8.8.	“Borrowing Base” means the aggregate of 75% of Other Acceptable Receivables, 95% of Government of Canada Receivables, 95% of Insured Receivables and 95% of L/C Supported Receivables and 50% of Acceptable Inventory;

8.9.	“Business Day” means a day upon which the branch of Bank issuing the Facility Letter is open for business;

8.10.	“Canadian Dollar Equivalent” means at any time on any date in relation to any amount in a currency other than Canadian dollars, the amount of Canadian dollars required for the Borrower to purchase that amount of such other currency at the spot rate of exchange quoted by the Bank at or about 10:30 a.m. (local Vancouver time) on such date, including all premiums and costs of exchange;

8.11.	“Canadian Dollars” and “CDN.$” each mean lawful currency of Canada;

8.12.	“Capital Expenditure” means, for any particular period, those expenditures of the Borrower which would, in accordance with GAAP, on a consolidated basis, be considered Capital Expenditures of the Borrower, for such period (including Capitalized Leased Obligations provided that notwithstanding the requirements of GAAP, the amount attributable to Capitalized Lease Obligations for such period shall be the amount recorded during such period on the cash flow statement of the Borrower as principal lease payments on Capital Leases;

8.13.	“Capital Lease” means, with respect to any Person, any lease of personal property or other arrangement relating to personal property or assets which would be required to be accounted for as a capital lease obligation on a balance sheet of such Person if such balance sheet were prepared in accordance with GAAP;

8.14.	“Capitalized Leased Obligations” means with respect to any Person, any payment obligation of such Person, under a Capital Lease that, in accordance with GAAP, is required to be capitalized;

8.15.	“Capital Stock” means, with respect to any Person, any and all present and future shares, partnership or other interests, participations or other equivalent rights in the person’s capital, however designated and whether voting or non-voting;

8.16.	“Change of Ownership” means the acquisition by any Person or group of Persons, beneficially or otherwise (whether by purchase, exchange, merger, consolidation or otherwise), directly or indirectly, in one transaction or in a series of related transactions of any Voting Stock comprising (or the right to exercise the voting rights with respect to Voting Stock comprising) of the Borrower;

8.17.	“Compensating Amount” means an amount determined by the Bank to be the net cost, if any, incurred by the Bank as a direct result of the repayment of all or a portion of a Loan accruing interest based on LIBOR, on a date other than the expiration of the LIBOR Period, or as a result of the payment of any amount owing in respect of a Bankers’ Acceptance on any date other than the date of maturity for such Bankers’ Acceptance, including, without limitation, the loss or expense sustained or incurred by the Bank relating to such payment. A certificate of an Assistant Vice President or Vice President of the Bank shall, absent manifest error, be conclusive evidence of the Compensating Amount from time to time;

8.18.	“Debt” of any Person means, without duplication:

8.18.1.	all Debt for borrowed money of such Person, including obligations with respect to bankers’ acceptances, letters of credit and letters of guarantee;

8.18.2.	all indebtedness of such Person for the deferred purchase price of property or services represented by a note or other evidence of indebtedness or other securities;

8.18.3.	all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of a seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

8.18.4.	all obligations under leases which, in accordance with GAAP, are recorded as Capital Leases, in respect of which such Person is liable as lessee;

8.18.5.	the aggregate amount at which capital stock or other equity interest in such Person which are redeemable or retractable at the option of the holder thereof may be retracted or redeemed; and

8.18.6.	all Debt guaranteed by such Person,

and all renewals, extensions or refinancing thereof;

8.19.	“EBITDA” means, in respect of any given period, Net Income before interest on Debt, Taxes on Net Income and depreciation and amortization and non-recurring charges for the four fiscal quarters then ended, all determined in accordance with GAAP;

8.20.	“EDC” means the Export Development Corporation of Canada;

8.21.	“Environmental Laws” means any and all statutes, laws, by-laws, regulations, rules, codes, orders, directors, guidelines, permits, policies, interpretations, decisions and other lawful requirements now or hereafter in effect, of any governmental authority having jurisdiction in connection with or pertaining to any Hazardous Substances, the protection of the environment, land use, zoning, health, chemical use, safety, sanitation or the health or welfare of any living thing;

8.22.	“Events of Default” means that term as defined in section 5 of this Schedule, and “Event of Default” means any one of them;

8.23.	“Facility Letter” means the letter from the Bank to the Borrower to which this Schedule is attached, together with this Schedule, and includes all amendments and replacements thereof;

8.24.	“Financial Covenants” means those financial covenants set forth in sections 11.2.1, 11.2.13, 11.2.14 and 11.2.15 in the body of this Facility Letter;

8.25.	“Forest Management Agreements” means all those existing and future agreements entered into between the Borrower and the Province of Alberta with respect to the Borrower’s right, title and interest in the forest tenures, term supply licenses or other logging rights and benefits held by the Borrower in the operation of its business;

8.26.	“GAAP” means Canadian generally accepted accounting principles, including such principles recommended by the Canadian Institute of Chartered Accountants as contained in the “CICA Handbook”, as the same may be amended, replaced or restated from time to time, and, in the absence of a specific recommendation contained in the “CICA Handbook”, such accounting principles generally accepted in practice;

8.27.	“Government Authority” means any government legislature, regulatory authority, agency, commission, board or court or other law, regulation or rule making entity having or purporting to have jurisdiction on behalf of any nation, state, country or other subdivision;

8.28.	“Government of Canada Receivables” means those accounts receivable of the Borrower from the Government of Canada which have been assigned to the Bank and in respect of which the Bank holds a first security interest;

8.29.	“Hazardous Substances” means any substance, defined or designated as hazardous or toxic waste, hazardous or toxic material, a hazardous, toxic or radioactive substance or other similar term, by any Environmental Law, or any substance or materials, the use or disposition of which is regulated by any Environmental Law;

8.30.	“Indebtedness” means the full amount of all indebtedness and liability, direct or indirect, of the Borrower to the Bank arising under or in connection with the Facility Letter and the Security Documents, and any of them, outstanding from time to time (including, without limitation, the amount outstanding under the Loans, accrued interest thereon, the face amount of all bank guarantees and letters of credit issued and outstanding under the B/G Sub-Facility, and all fees and costs payable in connection therewith);

8.31.	“Insured Receivables” means those accounts receivable of the Borrower which are insured for payment by the Canadian Export Development Corporation or similar insurer approved by the Bank in respect of which the Bank holds a first security interest;

8.32.	“Kimberley Clark Receivables” means those accounts receivables of the Borrower which have been assigned to the Bank and in respect of which the Bank holds a first security interest, from Kimberley Clark, from which shall be excluded all accounts receivable from Kimberley Clark:

8.32.1.	which have been outstanding for in excess of 90 days from the date of the issuance of the applicable invoice; and

8.32.2.	which are disputed by Kimberley Clark or subject to set-off;

8.33.	“Lands” means those lands and premises owned by the Borrower or upon which the Borrower carries on any of its business;

8.34.	“L/C Supported Receivables” means those accounts receivable of the Borrower which are supported by a bank guarantee or letter of credit in a form and issued by a financial institution acceptable to the Bank and which have been assigned to the Bank and in respect of which the Bank holds a first security interest;

8.35.	“Legal Requirement” means all laws, statutes, codes, ordinances, orders, awards, judgments, decrees, injunctions, rules, regulations, authorizations, consents, approvals, orders, permits, franchises, licences, directions and requirements of all Governmental Authorities;

8.36.	“LIBOR” means with respect to a particular LIBOR Period, the rate of interest (rounded upwards if necessary to the nearest full multiple of one-sixteenth of one percent) at which the Bank, in accordance with its normal practice, would be prepared to offer to leading banks on the London prime inter-bank market for delivery an the first day of the applicable LIBOR Period approved by the Bank and for a period equal to such LIBOR Period based on the number of days comprised therein, a deposit of a comparable amount of United States dollars to be outstanding during such LIBOR Period, at or about 11:00 a.m. London, England local time, two Business Days prior to the commencement of the LIBOR Period;

8.37.	“LIBOR Advance” means any advance made under the Operating Loan in respect of which the Borrower has, in accordance with the terms of this Facility Letter, selected an interest rate based upon LIBOR, on the last day of the applicable LIBOR Period or every 3 months, whichever is earlier;

8.38.	“LIBOR Period” means a period of one, two, three, four, five or six months or 360 days but expiring not later than the final date for payment of the subject Loan;

8.39.	“Lien” means, any mortgage, lien, pledge, charge, security interest or other encumbrance (including any judgment or attachment lien); or any interest or title of any vendor, lessor, consignor or lender to, or other secured party of, a Person under any consignment, conditional sale or other title retention agreement or lease, upon or with respect to any property or asset of such Person; and any liens for Taxes and any liens, trusts or deemed trusts in favour of any Government Authority of any kind whatsoever;

8.40.	“Material Adverse Change” means any one or more transactions, events or conditions which have a material adverse effect on (a) the ability of the Borrower to perform and discharge its obligations under this Facility Letter; or (b) the Bank’s ability to enforce its rights or remedies under this Facility Letter or any of the Security Documents;

8.41.	“Net Income” means with reference to any period, the net income (or loss) for the Borrower as determined in accordance with GAAP;

8.42.	“Other Acceptable Receivables” means the aggregate value of all accounts receivable of the Borrower that are not Government of Canada Receivables, L/C Supported Receivables or Insured Receivables which have been assigned to the Bank and in respect of which the Bank holds a first security interest, from customers approved by the Bank, from which shall be excluded all accounts receivable:

8.42.1.	which have been outstanding for in excess of 90 days from the date of issuance of the applicable invoice;

8.42.2.	from “Affiliates” of the Borrower;

8.42.3.	which are disputed by the customers of the Borrower or subject to set-off; and

8.42.4.	from customers of the Borrower from whom other accounts receivable have been outstanding for in excess of 90 days from the date of invoice therefor;

8.43.	“Permitted Encumbrances” means any of the following:

8.43.1.	liens for taxes, assessments or governmental charges or levies not at the time due and delinquent or the validity of which the Borrower is contesting in good faith and in respect of which the Borrower has set aside, on its books, reserves considered by the Bank as adequate therefor;

8.43.2.	undetermined or inchoate liens and charges incidental to current operations which have not been filed against the Borrower or which relate to obligations not due or delinquent;

8.43.3.	warehousemen’s, woodmen’s, carriers, maritime and other similar liens which relate to obligations not due or delinquent;

8.43.4.	easements, rights-of-way or similar rights in real property granted to or reserved by other person which do not materially impair the usefulness, in the business of the Borrower, of the real property subject thereto;

8.43.5.	the right reserved to or vested in any governmental or public authority by any lease, licence, franchise, grant, permit or statutory provision to terminate any lease, licence, franchise, grant or permit, or to require annual or other periodic payments as a condition of the continuance thereof;

8.43.6.	the encumbrance resulting from the deposit of cash or obligations as security when the Borrower is required to do so by governmental or other public authority or by normal business practice in connection with contracts, licences or tenders or similar matters in the ordinary course of business and for the purpose of carrying on the same or to secure Workers’ Compensation, surety or appeal bonds or to secure costs of litigation when required by law;

8.43.7.	security given to a public utility or any governmental or other public authority when required in connection with the operations of the Borrower;

8.43.8.	security granted to the Borrower’s bank in respect of inventory and intangibles (as those terms are defined in the Personal Property Security Act), under the Bank Act (Canada), the Personal Property Security Act, or otherwise;

8.43.9.	Purchase Money Lien;

8.44.	“Permitted Liens” means, as at any time, the Liens listed in Schedule A, as such Schedule may be amended from time to time by agreement between the Required Lenders and the Borrower;

8.45.	“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

8.46.	“Priority Payables” means the aggregate of any amounts payable by the Borrower to any Government Authority or other Person which, in the opinion of the Bank or its solicitors, rank pari passu to or in priority to any mortgage, security interest, encumbrance, hypothecation, assignment, Lien or other claim in or to such real and personal property, assets and undertaking that the Bank may have pursuant to the Security Documents;

8.47.	“Purchase Money Lien” means any Lien created upon any personal property of the Borrower to secure or securing the whole or any part of the purchase price of such property or to secure or securing the repayment of money borrowed to pay the whole or any part of such purchase price or cost or any vendor’s privilege or lien on such property securing all or any part of such purchase price or cost and any Lien to which any property acquired by the Borrower is subject at the time of such acquisition; provided that any such Lien is limited to the property so acquired and the aggregate of the indebtedness arising and outstanding at any one time from the Purchase Money Liens do not exceed Cdn.$1,000,000;

8.48.	“Required Notice” means a notice in form and content approved by the Bank given to the branch of the Bank referred to above not later than 10:30 a.m. local time three Business Days immediately preceding the date on which:

8.48.1.	an advance is to be made;

8.48.2.	a rollover is to be made from one interest option to another; or

8.48.3.	a Banker’s Acceptance is to be issued for acceptance by the Bank;

as the case may be, stating the date, amount and term of the requested advance or rollover, or particulars of the banker’s acceptance or letter of credit.

With respect to the foregoing, a certificate of a manager or account manager of the Bank shall be prima facie evidence of the Bank’s Prime Rate, from time to time.

8.49.	“Release” includes discharge, spray, inject, inoculate, abandon, deposit, spill, leak, seep, pour, emit, empty, throw, dump, place and exhaust;

8.50.	“Senior Notes” means the 7-3/4% Senior Notes due 2013 issued by the Borrower pursuant to the Offering Memorandum;

8.51.	“Stock” means all shares, options, warrants, equity interests, equity participations, or other equivalents (regardless of how designated) of or in a corporation, partnership, limited partnership or equivalent entity whether voting or nonvoting or participating or non-participating;

8.52.	“Subsidiary” has the meaning ascribed to a “subsidiary body corporate” in the Business Corporations Act (Alberta);

8.53.	“Taxes” includes all present and future taxes, rates, levies or assessments (ordinary or extraordinary), imposts, stamp taxes, royalties, duties, fees, dues, deductions, withholdings, sales taxes or charges, added value charges, charges or taxes on capital or reserves, levied, assessed or imposed by any government or governmental authority, and any restrictions or conditions resulting in a tax and all penalty, interest and other payments on or in respect thereof;

8.54.	“Threshold Borrowing/Margin Surplus Level” means at any time either more than $20,000,000 being advanced and outstanding under the Operating Loan (including outstanding bank guarantees or letters of credit under the B/G Sub-Facility) or the Borrowing Base exceeding the amount then advanced and outstanding under the Operating Loan (including outstanding bank guarantees and letters of credit under the B/G Sub-Facility) by less than $15,000,000;

8.55.	“U.S. Dollar Equivalent” means at any time on any date in relation to any amount in a currency other than U.S. Dollars, the amount of U.S. Dollars required for the Borrower to purchase that amount of such other currency at the spot rate of exchange quoted by the Bank at or about 10:30 a.m. (local Vancouver time) on such date, including all premiums and costs of exchange;

8.56.	“U.S. Dollars” and “U.S.$” each mean lawful currency of the United States of America;

8.57.	“Voting Stock” means Stock of any class the holder of which is entitled to vote in any or all circumstances;

8.58.	“Working Capital Ratio” means at any time, the ratio of the Borrower’s consolidated current assets (less prepaids and for greater certainty bush logs are to be included in current assets) to its consolidated current liabilities calculated in each case in accordance with GAAP, but in any event, including in current liabilities all amounts outstanding under the Loans other than for Letters of Credits which are issued in respect of current liabilities, and excluding from current assets all prepaid expenses; [tested quarterly].